March 17, 2006

TRUSTEE: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	MASTER SERVICER: Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Marilyn Addison
UNDERWRITERS: Lehman Brothers, Inc. 745 Seventh Avenue New York, NY 10019 Attn: David Nass - LB-UBS Commercial Mortgage Trust 2005-C1	UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019 Attn: Robert Pettinato Robert C. Dinerstein, General Counsel
DEPOSITOR: Structured Asset Securities Corporation II 745 Seventh Avenue New York, NY 10019 Attn: David Nass-LB-UBS Commercial Mortgage Trust 2005-C1
RATING AGENCIES: Moody's InvestorsService, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
NON-TRUST MORTGAGE LOAN NOTEHOLDER (Clearview Palms Non-Trust Mortgage Loan) Lehman Brothers Holdings Inc. 399 Park Avenue New York, NY 10022 Attn: John Herman	Lehman Brothers Holdings Inc. 745 Seventh Avenue New York, NY 10019 Attn: Scott Lechner

    RE: LBUBS 2005-C1, Officer's Certificate

700 12th Street, NW, Washington, DC 20005
www.cwcapital.com

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)	Under our supervision, CWCAM has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of our knowledge, based on this review, CWCAM has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 7/14/05 through 12/31/05; and

(iii)
CWCAM has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

Additionally, as required by §3.14 of the Pooling and Servicing Agreement, attached please find the required reports by Independent Public Accountant.

Should you have any questions, please do not hesitate to contact me. I can be reached at 888/880-8958 or via email at kolin@cwcapital.com.

Sincerely,
CWCapital Asset Management LLC

/s/ Kathleen C. Olin	/s/ David B. Iannarone
Kathleen C. Olin	David B. Iannarone
Vice President-Special Servicing	Managing Director

cc:    John M. Scheurer
         Managing Director
         Allied Capital Corporation
         1919 Pennsylvania Avenue, NW
         Washington, DC 20006

     Greg Askey, Principal
     Matthews, Carter and Boyce, P.C.
     11320 Random Hills Road, Suite 600
     Fairfax, VA 22030-7427